Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

SECOND QUARTER 2016

– Second Quarter Revenues Grew 5.7% to $183.4 Million –

CALABASAS, Calif., August 4, 2016 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights Compared to Second Quarter 2015

•	Total revenue grew by 5.7% to $183.4 million

•	The number of brokerage transactions increased by 7.9% with the Private Client Market segment ($1 - $10 million) growing 10.8%

•	Brokerage commissions in the Private Client Market segment increased 4.1% to $112.6 million and accounted for 66.2% of total brokerage commissions

•	The number of brokerage transactions in the $20 million and above price range increased 25.4% with brokerage commissions in the segment increasing by 24.7% to $26.9 million

Six Months 2016 Highlights Compared to Six Months 2015

•	Total revenue grew by 8.6% to $347.7 million

•	The number of brokerage transactions increased 8.5% with the Private Client Market segment growing 10.8%

•	Brokerage commissions in the Private Client Market segment increased 6.8% to $217.0 million and accounted for 67.0% of total brokerage commissions

•	The number of brokerage transactions in the $20 million and above price range increased 39.2% with brokerage commissions in the segment increasing by 45.1% to $52.4 million

“In the second quarter, Marcus & Millichap continued to grow, while gaining share in the vital Private Client Market segment, in light of flat year-over-year sales in the market after several years of strong recovery,” stated Hessam Nadji, President and Chief Executive Officer. “An increase in larger transactions valued at $20 million and above, which are more variable from quarter-to-quarter, also contributed to our results. While executing larger transactions is complementary to our private client business, these overall positive results reflect the client service focus and capabilities of our team, particularly in a transitioning market environment.”

Mr. Nadji continued, “We see healthy property fundamentals with supply and demand in balance and competitive yields still attracting capital into commercial real estate. At the same time, a maturing cycle, macroeconomic concerns and recent global events weigh on investor sentiment, which continues to pressure the bid/ask spread and extended transaction timelines. Nevertheless, we are experiencing ample buyer interest, healthy transaction closing ratios and a wide range of lenders active in the marketplace. Our United States centric, well-capitalized platform, leading and still-growing position within the Private Client Market segment, 45-year culture of client service, versatility in executing larger transactions and highly experienced management team position us for long-term growth,” added Mr. Nadji.

Second Quarter 2016 Results Compared to Second Quarter 2015

Total revenues for the second quarter of 2016 were $183.4 million, compared to $173.5 million for the same period in the prior year, an increase of $9.9 million, or 5.7%. The growth in total revenues was primarily driven by the increase in real estate brokerage commissions which rose by 6.2% to $170.1 million. This improvement was due to growth in the number of investment sales transactions and the average transaction size, partially offset by a decrease in average commission rates due to a larger proportion of higher priced transactions, which generate lower commission rates.

Total operating expenses for the second quarter increased by 7.4% to $154.6 million, compared to $144.0 million for the same period in the prior year. The increase was primarily driven by a 7.2% rise in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation related costs in connection with our financing activities. Cost of services as a percent of total revenues increased by 90 basis points to 61.7% compared to the same period in the prior year, primarily due to an increase in proportion of transactions closed by our more senior investment sales professionals, who are generally compensated at higher commission rates, partially offset by a reduction in referral fees.

Selling, general and administrative expense rose by $2.8 million, or 7.5% during the second quarter of 2016 compared to the same period in the prior year. The increase was primarily due to (i) salaries and related benefits as a result of growth in headcount to support expansion of services for our investment sales and financing professionals; (ii) expansion of existing offices and (iii) sales and promotional marketing expenses to support additional sales activity. These costs were partially offset by lower management performance-related compensation, lower stock-based compensation expense and a reduction in legal fees.

Net income for the second quarter of 2016 was $17.5 million, or $0.45 per common share (basic and diluted), compared to net income of $17.6 million, or $0.45 per common share (basic and diluted), for the same period in the prior year. Adjusted EBITDA for the second quarter of 2016 was $31.8 million compared to adjusted EBITDA of $33.0 million for the same period in the prior year.

Six Months 2016 Results Compared to Six Months 2015

Total revenues for the six months ended June 30, 2016, were $347.7 million, compared to $320.0 million for the same period in the prior year, an increase of $27.6 million, or 8.6%. Total operating expenses for the six months ended June 30, 2016, were up 10.2% to $294.0 million compared to $266.7 million for the same period in the prior year. Cost of services as a percent of total revenues rose slightly to 60.2%, compared to 59.9% in the first six months of 2015. The Company reported net income for the six months ended June 30, 2016, of $32.3 million, or $0.83 (basic and diluted), compared with net income of $31.2 million, or $0.80 per common share (basic and diluted) for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2016, decreased modestly by 0.6% to $58.9 million, from $59.3 million for the same period in the prior year. As of June 30, 2016, the Company had 1,622 investment sales and financing professionals.

Business Outlook

The Company is leveraging its leading national brand, particularly within the Private Client Market segment, experienced management team, infrastructure investments and proprietary technology, to gain additional market share. We believe that the size and fragmentation of the Private Client Market segment, in particular, continue to offer long-term growth opportunity. The Company’s growth plan also includes further expansion into various specialty property types such as hospitality, self-storage and seniors housing, as well as expansion of its financing division, MMCC.

Several factors are likely to influence the Company’s business given the current market environment. First, the Company’s Private Client Market segment is growing at a more modest pace given the flat year-over-year sales trend in the marketplace. Secondly, extended transaction timelines and bid/ask spreads are exacerbating the closing date variability common in the brokerage business. In addition, the Company’s sales valued at $20 million and above posted accelerated gains in the first six months of 2016, but have shown greater variability quarter-to-quarter. These factors highlight the importance of viewing the Company’s business through an annual perspective. Third quarter 2016 year-over-year comparisons will be challenging in light of the Company’s third quarter 2015 total transaction growth rate of 11.8% and Private Client Market segment brokerage transaction growth rate of 17.6%.

Management remains focused on hiring, training and growing the Company’s salesforce and improving productivity through technology and brokerage support initiatives. Marcus & Millichap’s expansive market research and specialized real estate investment brokerage platform are cornerstones in helping investors develop and execute the best strategy and successfully navigate market shifts and changes, as demonstrated throughout our 45-year history.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, August 4, 2016, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, August 18, 2016, by dialing (877) 870-5176 in the United States and Canada or (858) 384-5517 internationally and entering passcode 13640225.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2016, the Company had more than 1,600 investment sales and financing professionals in 81 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 8,715 transactions in 2015, with a sales volume of approximately $37.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2016 and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified managers, investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	our ability to execute our succession plan successfully;

•	changes in tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Real estate brokerage commissions	$170,118	$160,221	$323,782	$294,414
Financing fees	10,726	11,150	19,459	19,181
Other revenues	2,543	2,111	4,418	6,428

Total revenues	183,387	173,482	347,659	320,023

Operating expenses:
Cost of services	113,126	105,557	209,279	191,715
Selling, general and administrative expense	40,420	37,589	82,675	73,418
Depreciation and amortization expense	1,009	807	2,015	1,587

Total operating expenses	154,555	143,953	293,969	266,720

Operating income	28,832	29,529	53,690	53,303
Other income (expense), net	618	362	848	487
Interest expense	(384)	(386)	(775)	(969)

Income before provision for income taxes	29,066	29,505	53,763	52,821
Provision for income taxes	11,542	11,949	21,424	21,596

Net income	17,524	17,556	32,339	31,225
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net of tax of $271, $332, $721 and $206 for the three months ended June 30, 2016, and 2015 and the six months ended June 30, 2016, and 2015, respectively	426	(493)	1,106	(305)
Foreign currency translation (loss) gain, net of tax of $0, $31, $0 and $86 for the three months ended June 30, 2016, and 2015 and the six months ended June 30, 2016, and 2015, respectively	(12)	(46)	35	127

Total other comprehensive income (loss)	414	(539)	1,141	(178)

Comprehensive income	$17,938	$17,017	$33,480	$31,047

Earnings per share:
Basic	$0.45	$0.45	$0.83	$0.80
Diluted	$0.45	$0.45	$0.83	$0.80
Weighted average common shares outstanding:
Basic	38,918	38,870	38,905	38,858
Diluted	39,054	39,057	39,008	39,006

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $10.6 billion for the three months ended June 30, 2016, encompassing 2,257 transactions consisting of $8.5 billion for real estate brokerage (1,675 transactions), $1.4 billion for financing (405 transactions) and $0.7 billion in other transactions, including consulting and advisory services (177 transactions). Total sales volume was $20.3 billion for the six months ended June 30, 2016, encompassing 4,295 transactions consisting of $16.1 billion for real estate brokerage (3,174 transactions), $2.4 billion for financing (775 transactions) and $1.8 billion in other transactions, including consulting and advisory services (346 transactions). As of June 30, 2016, the Company had 1,521 investment sales professionals and 101 financing professionals. Key metrics for real estate brokerage and financing are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Real Estate Brokerage
Average Number of Investment Sales Professionals	1,496	1,410	1,487	1,417
Average Number of Transactions per Investment Sales Professional	1.12	1.10	2.13	2.06
Average Commission per Transaction	$101,563	$103,235	$102,011	$100,620
Average Commission Rate	1.99%	2.18%	2.02%	2.18%
Average Transaction Size (in thousands)	$5,098	$4,732	$5,061	$4,606
Total Number of Transactions	1,675	1,552	3,174	2,926
Total Sales Volume (in millions)	$8,540	$7,343	$16,065	$13,477

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Financing
Average Number of Financing Professionals	97	84	97	83
Average Number of Transactions per Financing Professional	4.18	4.94	7.99	8.75
Average Fee per Transaction	$26,484	$26,867	$25,108	$26,420
Average Fee Rate	0.79%	0.89%	0.81%	0.90%
Average Transaction Size (in thousands)	$3,367	$3,009	$3,095	$2,930
Total Number of Transactions	405	415	775	726
Total Dollar Volume (in millions)	$1,363	$1,249	$2,399	$2,128

The following table sets forth the number of transactions, transaction volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2016			2015			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	284	$182	$7,935	306	$184	$7,768	(22)	$(2)	$167
Private Client Market ($1 - $10 million)	1,216	3,759	112,578	1,097	3,641	108,131	119	118	4,447
Middle Market (≥$10 - $20 million)	101	1,364	22,739	90	1,171	22,776	11	193	(37)
Institutional Market (≥$20 million)	74	3,235	26,866	59	2,347	21,546	15	888	5,320

	1,675	$8,540	$170,118	1,552	$7,343	$160,221	123	$1,197	$9,897

	Six Months Ended June 30,
	2016			2015			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	537	$341	$14,526	570	$344	$14,445	(33)	$(3)	$81
Private Client Market ($1 - $10 million)	2,328	7,344	217,047	2,101	6,962	203,290	227	382	13,757
Middle Market (≥$10 - $20 million)	174	2,366	39,792	158	2,125	40,553	16	241	(761)
Institutional Market (≥$20 million)	135	6,014	52,417	97	4,046	36,126	38	1,968	16,291

	3,174	$16,065	$323,782	2,926	$13,477	$294,414	248	$2,588	$29,368

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	June 30, 2016 (Unaudited)	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$92,437	$96,185
Commissions receivable	4,549	3,342
Prepaid expenses	5,474	7,542
Income tax receivable	—	4,049
Marketable securities, available-for-sale	81,775	79,860
Other assets, net	4,938	5,136

Total current assets	189,173	196,114
Prepaid rent	11,483	9,075
Property and equipment, net	14,303	11,579
Marketable securities, available-for-sale	64,178	54,395
Assets held in rabbi trust	7,106	5,661
Deferred tax assets, net	33,903	35,285
Other assets	9,657	9,116

Total assets	$329,803	$321,225

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,343	$9,135
Notes payable to former stockholders	986	939
Commissions payable	23,540	34,091
Income tax payable	5,303	—
Accrued bonuses and other employee related expenses	14,995	30,846

Total current liabilities	53,167	75,011
Deferred compensation and commissions	38,580	43,678
Notes payable to former stockholders	8,686	9,671
Deferred rent and other liabilities	4,336	3,875

Total liabilities	104,769	132,235

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2016, and December 31, 2015, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,607,636 and 37,396,456 at June 30, 2016, and December 31, 2015, respectively	4	4
Additional paid-in capital	83,155	80,591
Stock notes receivable from employees	(4)	(4)
Retained earnings	140,281	107,942
Accumulated other comprehensive income	1,598	457

Total stockholders’ equity	225,034	188,990

Total liabilities and stockholders’ equity	$329,803	$321,225

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, net realized gains on marketable securities, available-for-sale, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$17,524	$17,556	$32,339	$31,225
Adjustments:
Interest income and other (1)	(479)	(339)	(731)	(674)
Interest expense	384	386	775	969
Provision for income taxes	11,542	11,949	21,424	21,596
Depreciation and amortization	1,009	807	2,015	1,587
Stock-based compensation	1,775	2,675	3,100	4,582

Adjusted EBITDA(2)	$31,755	$33,034	$58,922	$59,285

(1)	Other for the three months ended June 30, 2016, and 2015 includes $20 and $56 of net realized gains on marketable securities, available-for-sale. Other for the six months ended June 30, 2016, and 2015 includes $(135) and $130 of net realized (losses) gains on marketable securities, available-for-sale.
(2)	The decrease in Adjusted EBITDA for the three and six months ended June 30, 2016, compared to the same period in the prior year is primarily due to lower stock-based compensation expense and a higher proportion of operating expenses compared to revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Institutional Market segment: transactions with values $20 million and above

Certain Adjusted Metrics

Real Estate Brokerage

During the six months ended June 30, 2016, we closed a large transaction in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Six Months Ended June 30, 2016
	(actual)	(as adjusted)
Total Sales Volume Growth	19.2%	15.6%
Average Commission Rate Growth	(7.7)%	(5.6)%
Average Transaction Size Growth	9.9%	6.6%